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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-87383 of The Management Network Group, Inc. on Form S-1 of our report dated September 17, 1999 (except with respect to matters discussed in Note 13 as to which the date is November 8, 1999) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's retroactive change in its method of accounting for stock based compensation to non-employees), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Kansas City, Missouri
November 15, 1999